Exhibit 10.1
FUEL TECH, INC.
EMPLOYMENT AGREEMENT — GENERAL
Agreement made as of the 30th day of April, 2008 between Fuel Tech, Inc., a Delaware Corporation (the “Company”) with its principal place of business at 512 Kingsland Drive, Batavia, IL 60510-2299, and John P. Graham of 1330 Stonegate Road, Algonquin IL 60102 (“Employee”).
In consideration of the Company’s employment of Employee, the compensation to be paid to the Employee, the Company and Employee agree, as follows:
1.	Employment Status.
          (a) Employment with the Company is contingent on Employee signing this Agreement, subject to the provisions regarding legal advice and rescission in Section 13 below. Employee shall also be entitled to participate in such benefits as the Company provides to its employees generally.
No statement in this Employment Agreement shall be construed to grant Employee an employment contract of fixed duration. Nothing contained in any provision of this Employment Agreement shall be interprested as altering the at-will employment relationship with Employee, or as a limitation, either express or implied, on the Company’s right to discipline or discharge an Employee. Either Employee or the Company may terminate the employment relationship at any time, for any reason, with or without notice and with or without cause.
          (b) Position. Employee is employed initially as a Senior Vice President until June 1, 2008 when he shall be employed as Senior Vice President, Treasurer and Chief Financial Officer.
          (c) Base Salary. Employee shall initially have a base salary of $300,000 prorated from commencement of employment and payable in two monthly installments.
          (d) Annual Bonus. Employee shall be entitled to participate in the Company’s Corporate Incentive Plan (the ·CIP Plan”) with an initial Target Participation Percentage of 40% of base salary, subject to the terms of each annual plan as approved by the Compensation and Nominating Committee of the Board of Directors of the Company.
          (e) Stock Options. Employee shall receive a non-qualified stock option award under the Company’s Incentive Plan (the “Plan”) to acquire 50,000 Company common shares effective as of, and at an exercise price determined at the fair market value under the Plan on, the date of Employee’s commencement of employment, or, if such date shall be in a closed period prior to the release of Company earnings, then on the third day following the Company’s earnings release thereafter.
          (f) Vacation. Employee shall be entitled to four weeks (20 days) of vacation commencing in the first year of employment.
          (g) Benefit Plans. Employee shall be entitled to participate in the Company’s 401 (k) and Profit Sharing Plan and such other benefit and health and welfare plans as are extended by the Company to employees generally.
          (h) Salary Continuation/Change of Control. If Employee’s employment is involuntarily terminated not for cause within a year after an event of “Change of Control” as defined in the Plan, Employee shall be entitled to continuation of base salary and benefits for up to one year after such termination or until Employee shall attain comparable employment with an equivalent salary. “Benefits” for this purpose shall include Medical and Dental coverage, 401(k) participation and other plans and programs in which the officers of the Company generally are entitled to participate, and, with respect to CIP payouts, such amount for a prior year as is earned but unpaid under the terms of that prior year plan and, for a current year, such amount as the Compensation Committee of the Board of Directors of the Company, or any successor company, shall approve. “Cause” shall mean conviction of Employee under or a plea of guilty by Employee to any state or Federal felony charge (or the equivalent thereof outside the United States); any instance of fraud, embezzlement, self-dealing, insider trading or similar malfeasance with respect to the Company regardless of amount; substance or alcohol abuse; or other conduct for which dismissal has been identified in the Fuel Tech, Inc. Employee Handbook, or any successor manual, or the Company’s Code of Business Conduct and Ethics, all as from time to time in effect, as potential disciplinary measure.
2. Best Efforts. The Employee while employed by the Company shall devote all of Employee’s best efforts, and all of Employee’s time and attention to the interests of the Company during reasonable business hours and shall faithfully perform all duties from time to time assigned to Employee and shall conform to all of the Company’s requirements for proper business conduct.
3. Disclosure. Employee shall disclose promptly and completely to the Company in writing, and shall respond to all inquiries made by the Company whether during or after employment about, all inventions, programs, processes, software, data, formulae, trade secrets, ideas, concepts, discoveries and developments (“Developments”), whether patentable or not, which during employment the Employee may make, conceive, reduce to writing or other storage media, or with respect to which Employee shall acquire the right to grant licenses or to become licensed, either solely or jointly with others, which:
          (a) Relates to any subject matter with which Employee’s work for the Company may be concerned; or
          (b) Relates to or is concerned with the business, products or projects of the Company or that of its customers; or
          (c) Involves the use of the Company’s time, material or facilities.
Employee agrees that all such Developments are and shall remain the sole and absolute property of the Company or its nominees, Employee will not withhold Developments from the Company for the use or benefit of Employee or any other person or Company after Employee’s employment terminates.
4. Copyrights. Employee agrees that all writings, illustrations, models, pictures, software, and other such materials and original works of authorship (“Works”) created or produced by Employee during the term of his employment with the Company and relating to his/her employment with the Company shall be a work made for hire under U.S. copyright laws and shall be at all times the sole and absolute property of the Company or its nominees. To the extent that such Works are not works made for hire under the U.S. copyright laws, then Employee grants, assigns, and transfers to the Company any and all rights (including but not limited to copyrights) in all such Works.
5. Assignment. At all times during and after Employee’s employment with the Company and at no expense to Employee, Employee shall execute and deliver such assignments and other documents as may be reasonably requested by the Company to obtain or uphold for the benefit of the Company, patents, trademarks, and copyrights in any and all Developments, whether or not Employee is the inventor or creator thereof. The Company shall be the sole and absolute owner of any resulting patents, trademarks, and copyrights for Developments.
6. Development Exclusions. This Agreement does not apply to a Development or Work that was developed entirely on Employees’ own time and that used no equipment, facility, supplies or trade secret information of the Company and (a) that does not result from any work performed by Employee for the Company or (b) that does not relate to the business of the Company or to the Company’s actual or demonstrably anticipated research or development.
7. Development Compensation. Employee shall receive no compensation for actions required of Employee under the requirements of Sections 3 and 4 and 5 above whether during or after termination of employment, provided, however, that Employee shall be reimbursed by the Company for any of Employee’s reasonable out of pocket expenses necessarily arising out of such actions and such expenses are approved in advance by the Company.
8. Confidentiality; Non-Use. At all times during and after Employee’s employment by the Company, Employee shall hold in strictest confidence, and, without the express written authorization of the officer of the Company to whom Employee reports or of the Board of Directors of the Company, Employee shall not disclose or transfer to any third party or use for Employee’s own benefit, any Development or any secret or confidential Company information relating to research and development programs, products, customer information, customer lists and business and sales plans.

9. Company Property. Employee shall carefully preserve the Company’s property and not convert it to personal use. At the termination of Employee’s employment or at any other time requested by the Company, Employee shall return to the Company any and all Company property entrusted to Employee, including without limiting the generality of the foregoing, all notes, correspondence, books, laboratory logs, computer disks and tapes or other data storage media, engineering records, drawings, keys, key cards, credit cards, telephone cards, computers, equipment and vehicles.
10. Employee Disputes. Employee agrees that in any claim which he may bring against the Company or which the Company may bring against the Employee, the Employee now and will in the future agree and consent that, at the Company’s sole election and in its absolute discretion, any such claim may be determined in arbitration or, once initiated in any court by the Employee, may be removed by the Company from that court to arbitration.
11. Arbitration. Employee agrees that any arbitration between Employee and the Company shall be conducted under the Employment Dispute Resolution Rules of the American arbitration Association (“AAA”) then in effect before a single neutral arbitrator in the municipality of Employee’s then or last location of employment with the Company. The Company shall pay all of the fees of the AAA and the arbitrator. Employee does not in any such arbitration waive any statutory remedies available to Employee. The arbitrator shall base any award on the applicable law, setting forth in writing the basis of the award. Any award in arbitration shall be final and binding and may be entered in, or an order of enforcement may be obtained from, any court having jurisdiction.
12. Waiver of Jury Trial. In the event that either party files, and is allowed by the courts to prosecute, a court action on a dispute between Employee and the Company, the plaintiff in such an action agrees not to request, and hereby waives his/her or its right to, a trial by jury.
13. Legal Advice; Rescission. Employee agrees that this agreement involves Employee’s waiver of certain legal rights. Employee may, if Employee so chooses consult with an attorney about the terms of this agreement before signing it. Employee further acknowledges that (a) the Company has given Employee a twenty-one (21) day period in which to consider the terms and binding effect of this agreement, and (b) that, if Employee does sign this agreement. Employee shall have seven days thereafter to change Employee’s mind and revoke it. Employee agrees that if Employee decides to revoke this agreement, Employee will inform the Company in writing within that seven (7) day period and obtain a written acknowledgment of receipt by the Company of the revocation. Employee understands that revocation of this agreement will affect Employee’s employment status. Employee states that Employee has carefully read this agreement; that Employee understands its final and binding effect and agrees to be bound by its terms; and that Employee has signed this agreement voluntarily.
14. Law. This Agreement and any disputes arising between the Company and Employee shall be interpreted and governed by the law of the state of the Employee’s last place of employment with the Company, excluding its choice of law rules.
15. Integration; No Oral Modifications. This written Employment Agreement is the only employment agreement between the Company and the Employee and supersedes all other writings or understandings related to Employee’s employment. This Employment Agreement, including this provision, may not be modified by any oral statements made by any person. This Employment Agreement, including this provision, may be modified only by a written agreement signed both by the Employee and by an authorized officer of the Company.
16. Severability. If a court determines that any provision contained in this Agreement is unenforceable in any respect, then the effect of such provision will be limited and restricted so as to permit the provision to be enforceable to the maximum extent permitted by law or, if that is not possible, such provision will be removed from this Agreement. In either case, this Agreement should be interpreted, even if modified, to achieve the full intent expressed, and the other provisions of this Agreement will remain in force and unmodified and will be enforced as written.

IN WITNESS WHEREOF, the parties have signed this four page Agreement as of the day and year first written above.

/s/ John P. Graham	/s/ Debbie Greco
Employee	Witness

Debbie Greco
Name (Please print or type)

FUEL TECH, INC.

By:	/s/ John F. Norris Jr.
Title:	CEO and President

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